EXHIBIT 5.01

OPINION OF GARY J. JOHNSON

March 12, 2002

Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

         I am Vice President and General Counsel of Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”), and I am giving this opinion in connection with Xcel Energy’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on March 13, 2002, relating to the issuance by Xcel Energy of shares of common stock, par value $2.50 per share (the “Xcel Energy Common Stock”), of Xcel Energy, including the associated common stock purchase rights (the “Rights”), in connection with the Offer and Merger described below. Xcel Energy, through NRG Acquisition Company, LLC, a Delaware limited liability company that is a wholly owned subsidiary of Xcel Energy (the “Purchaser”), will offer to exchange (the “Offer”) 0.4846 of a share of Xcel Energy Common Stock (including the associated Rights) for each outstanding share of common stock, par value $0.01 per share (the “NRG Common Stock”), of NRG Energy, Inc. (“NRG”). Upon the successful completion of the Offer, the Purchaser (or its successor upon conversion to a Delaware corporation) and NRG will complete a “short-form” merger (the “Merger”) whereby the Purchaser (or its successor) will be merged with and into NRG and 0.4846 of a share of Xcel Energy Common Stock (and the associated Rights) will be exchanged for each remaining outstanding share of NRG Common Stock, excluding shares held by Xcel Energy directly or indirectly through a subsidiary and shares held by persons who receive cash for their NRG Common Stock pursuant to the exercise of appraisal rights under Section 262 of the Delaware General Corporation Law. Cash will be paid in lieu of fractional shares in the Offer and the Merger.

         I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion. Based upon the foregoing, and subject to the qualification set forth below, I am of the opinion that:

(i) when the Registration Statement, as it may be amended, has become effective under the Securities Act and upon delivery of the Xcel Energy Common Stock and cash in lieu of fractional shares in exchange for the NRG Common Stock in accordance with the Offer and the Merger, the Xcel Energy Common Stock issued in the Offer and the Merger will be validly issued, fully paid and nonassessable; and

(ii) when the Registration Statement, as it may be amended, has become effective under the Securities Act and upon delivery of the Xcel Energy Common Stock, the associated Rights and cash in lieu of fractional shares in exchange for the NRG

Common Stock in accordance with the Offer and the Merger, the Rights issued in the Offer and the Merger will be validly issued.

         My opinion is limited to the federal laws of the United States of America and the laws of the State of Minnesota, and I express no opinion with respect to the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under “Legal Matters” in the prospectus forming a part of the Registration Statement as having opined upon the validity of the issuance of the Xcel Energy Common Stock. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Gary R. Johnson

Gary R. Johnson Vice President and General Counsel